Exhibit 99.1

Grey Wolf	Press Release

Contact: David W. Wehlmann Executive Vice President & Chief Financial Officer

Amex Symbol: GW
FOR IMMEDIATE RELEASE: HOUSTON, TEXAS — SEPTEMBER 27, 2005,
GREY WOLF, INC. GIVES PRELIMINARY DAMAGE ASSESSMENT FROM
HURRICANE RITA
Houston, Texas, September 27, 2005 — Grey Wolf, Inc. (“Grey Wolf” or the “Company”) (AMEX-GW), announced today the preliminary assessment of damage incurred during Hurricane Rita. Operations were suspended on 40 of the Company’s 108-marketed rigs in anticipation of the hurricane. The Company has returned to work 37 of these 40 rigs and expects minimal financial impact related to the hurricane on these rigs.
Company personnel have not been able to return to the other three rigs. These rigs are located in Cameron and Vermillion Parishes in southern Louisiana, and prior to the storm the Company had removed a majority of the engines and electrical equipment from these rigs. The rigs have been viewed from the air, as their locations are not accessible due to flooding, and the rigs appear to be intact. The Company currently does not have an estimate of when these rigs will be accessible and the extent of the economic loss, if any, the Company may incur. The Company maintains rig physical damage insurance on all of its rigs. Two of the rigs are working under turnkey contracts and one under a daywork contract. All the contracts for these three rigs have force majeure provisions. Grey Wolf will update this information once personnel are able to assess any damage.
This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. The specific forward-looking statements cover our expectations and projections regarding the assessment of hurricane damage, the accessibility of the rigs, the timing and extent of required repairs and the financial impact on the Company. These forward-looking statements are subject to a number of important factors, many of which are beyond our control that could cause actual results to differ materially, including unexpected costs under turnkey drilling contracts and weather conditions. Please refer to our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2005 for additional information concerning risk factors that could cause actual results to differ materially from these forward-looking statements.
Grey Wolf, Inc., headquartered in Houston, Texas, is a leading provider of contract oil and gas land drilling services in the best natural gas producing regions in the United States with a total drilling rig fleet of 127. The Company is also a leader in onshore turnkey drilling services.

GREY WOLF, INC.
10370 Richmond Avenue • Suite 600 • Houston, Texas 77042-4136
(713) 435-6100 — Fax (713) 435-6170
www.gwdrilling.com